Exhibit 99.1

Contact:	Adam N. Satterfield
Executive Vice President and Chief Financial Officer
(336) 822-5721

OLD DOMINION FREIGHT LINE REPORTS FIRST QUARTER 2025

EARNINGS PER DILUTED SHARE OF $1.19

THOMASVILLE, N.C. (April 23, 2025) – Old Dominion Freight Line, Inc. (Nasdaq: ODFL) today announced financial results for the three-month period ended March 31, 2025.

	Three Months Ended
	March 31,
(In thousands, except per share amounts)	2025	2024	% Chg.
Total revenue	$1,374,858	$1,460,073	(5.8)%
LTL services revenue	$1,360,839	$1,446,733	(5.9)%
Other services revenue	$14,019	$13,340	5.1%
Operating income	$338,055	$386,426	(12.5)%
Operating ratio	75.4%	73.5%
Net income	$254,660	$292,304	(12.9)%
Diluted earnings per share	$1.19	$1.34	(11.2)%
Diluted weighted average shares outstanding	213,484	218,808	(2.4)%

Marty Freeman, President and Chief Executive Officer of Old Dominion, commented, “Old Dominion’s financial results for the first quarter reflect the ongoing softness in the domestic economy. While we were encouraged to see signs of improving demand during the first quarter, there continues to be uncertainty with the economy. We intend to continue to execute on the core elements of our long-term strategic plan, despite this uncertainty, and our team remains committed to delivering superior service at a fair price to our customers. This focus on delivering value has allowed us to strengthen our customer relationships and win market share over the long term.

“The decrease in our first quarter revenue was primarily due to a 6.3% decrease in LTL tons per day that was partially offset by an increase in LTL revenue per hundredweight. The decrease in LTL tons per day reflects a 5.0% decrease in LTL shipments per day and a 1.4% decrease in LTL weight per shipment. Excluding fuel surcharges, LTL revenue per hundredweight increased 4.1% compared to the first quarter of 2024. Our disciplined approach to yield management continues to be supported by our best-in-class service, and we were pleased to once again provide on-time service performance of 99% and a cargo claims ratio below 0.1% in the first quarter.

“Our operating ratio increased by 190 basis points to 75.4% for the first quarter of 2025 as the decrease in revenue had a deleveraging effect on many of our operating expenses. This contributed to the 130-basis point increase in our

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ODFL Reports First Quarter Financial Results

April 23, 2025

overhead costs as a percent of revenue, which includes depreciation. Our depreciation expenses also increased as a percent of revenue due to the ongoing execution of our capital expenditure program, which we believe will help support our ability to win market share in the years ahead.”

Cash Flow and Use of Capital

Old Dominion’s net cash provided by operating activities was $336.5 million for the first quarter of 2025. The Company had $97.2 million in cash and cash equivalents at March 31, 2025.

Capital expenditures were $88.1 million for the first quarter of 2025. The Company expects its aggregate capital expenditures for 2025 to total approximately $450 million, which is a $125 million reduction from its initial plan. This total now includes planned expenditures of $210 million for real estate and service center expansion projects; $190 million for tractors and trailers; and $50 million for information technology and other assets.

Old Dominion continued to return capital to shareholders during the first quarter of 2025 through its share repurchase and dividend programs. For the quarter, the cash utilized for shareholder return programs included $201.1 million of share repurchases and $59.5 million of cash dividends.

Summary

Mr. Freeman concluded, “Old Dominion’s long-term strategic plan has weathered many periods of uncertainty through the years, and we want to thank the OD Family of employees for their consistent execution of this plan. Our team’s dedication to our customers and commitment to excellence has allowed us to win more market share than any other carrier over the past decade. We continue to believe that by delivering superior service to our customers, maintaining our disciplined approach to yield management, controlling our expenses and consistently investing in our team and our network, we are uniquely positioned to respond to an improving economy. As a result, we remain confident in our ability to win market share over the long term, which will also help us produce profitable growth and increased shareholder value.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Time. Investors will have the opportunity to listen to the conference call live over the internet by going to ir.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call and will be available for 30 days. A telephonic replay will also be available through April 30, 2025, at (877) 344-7529, Access Code 3942957.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution the reader that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the challenges associated with executing our growth strategy, and developing, marketing and consistently delivering high-quality services that meet customer expectations; (2) changes in our relationships with significant customers; (3) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation and healthcare, increased self-insured retention or deductible levels or premiums for excess coverage, and claims in excess of insured coverage levels; (4) reductions in the available supply or increases in the cost of equipment and parts; (5) various economic factors such as inflationary pressures or downturns in the domestic economy, and our inability to sufficiently increase our customer rates to offset the increase in our costs; (6) higher costs for or limited availability of suitable real estate; (7) the availability and cost of third-party transportation used to supplement our workforce and equipment needs; (8) fluctuations in the availability and price of diesel fuel and our ability to collect fuel

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ODFL Reports First Quarter Financial Results

April 23, 2025

surcharges, as well as the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for diesel fuel and other petroleum-based products; (9) seasonal trends in the less-than-truckload (“LTL”) industry, harsh weather conditions and disasters; (10) the availability and cost of capital for our significant ongoing cash requirements; (11) decreases in demand for, and the value of, used equipment; (12) our ability to successfully consummate and integrate acquisitions; (13) various risks arising from our international business relationships; (14) the costs and potential adverse impact of compliance with anti-terrorism measures on our business; (15) the competitive environment with respect to our industry, including pricing pressures; (16) our customers’ and suppliers’ businesses may be impacted by various economic factors such as recessions, inflation, downturns in the economy, global uncertainty and instability, changes in international trade policies, changes in U.S. social, political, and regulatory conditions or a disruption of financial markets; (17) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (18) increases in the cost of employee compensation and benefit packages used to address general labor market challenges and to attract or retain qualified employees, including drivers and maintenance technicians; (19) our ability to retain our key employees and continue to effectively execute our succession plan; (20) potential costs and liabilities associated with cyber incidents and other risks with respect to our information technology systems or those of our third-party service providers, including system failure, security breach, disruption by malware or ransomware or other damage; (21) the failure to adapt to new technologies implemented by our competitors in the LTL and transportation industry, which could negatively affect our ability to compete; (22) the failure to keep pace with developments in technology, any disruption to our technology infrastructure, or failures of essential services upon which our technology platforms rely, which could cause us to incur costs or result in a loss of business; (23) disruption in the operational and technical services (including software as a service) provided to us by third parties, which could result in operational delays and/or increased costs; (24) the Compliance, Safety, Accountability initiative of the Federal Motor Carrier Safety Administration (“FMCSA”), which could adversely impact our ability to hire qualified drivers, meet our growth projections and maintain our customer relationships; (25) the costs and potential adverse impact of compliance with, or violations of, current and future rules issued by the Department of Transportation, the FMCSA and other regulatory agencies; (26) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws; (27) the effects of legal, regulatory or market responses to climate change concerns; (28) emissions-control and fuel efficiency regulations that could substantially increase operating expenses; (29) expectations relating to evolving environmental, social and governance considerations and related reporting obligations; (30) the increase in costs associated with healthcare and other mandated benefits; (31) the costs and potential liabilities related to legal proceedings and claims, governmental inquiries, notices and investigations; (32) the impact of changes in tax laws, rates, guidance and interpretations; (33) the concentration of our stock ownership with the Congdon family; (34) the ability or the failure to declare future cash dividends; (35) fluctuations in the amount and frequency of our stock repurchases; (36) volatility in the market value of our common stock; (37) the impact of certain provisions in our articles of incorporation, bylaws, and Virginia law that could discourage, delay or prevent a change in control of us or a change in our management; and (38) other risks and uncertainties described in our most recent Annual Report on Form 10-K and other filings with the SEC. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements as (i) these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

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ODFL Reports First Quarter Financial Results

April 23, 2025

Old Dominion Freight Line, Inc. is one of the largest North American LTL motor carriers and provides regional, inter-regional and national LTL services through a single integrated, union-free organization. Our service offerings, which include expedited transportation, are provided through an expansive network of service centers located throughout the continental United States. The Company also maintains strategic alliances with other carriers to provide LTL services throughout North America. In addition to its core LTL services, the Company offers a range of value-added services including container drayage, truckload brokerage and supply chain consulting.

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ODFL Reports First Quarter Financial Results

April 23, 2025

OLD DOMINION FREIGHT LINE, INC.
Statements of Operations

	First Quarter
(In thousands, except per share amounts)	2025		2024
Revenue	$1,374,858	100.0%	$1,460,073	100.0%

Operating expenses:
Salaries, wages & benefits	658,085	47.9%	668,390	45.8%
Operating supplies & expenses	149,892	10.9%	172,472	11.8%
General supplies & expenses	39,880	2.9%	45,576	3.1%
Operating taxes & licenses	35,603	2.6%	35,838	2.5%
Insurance & claims	17,480	1.3%	18,194	1.2%
Communications & utilities	10,803	0.8%	10,995	0.7%
Depreciation & amortization	89,132	6.5%	84,531	5.8%
Purchased transportation	27,663	2.0%	30,710	2.1%
Miscellaneous expenses, net	8,265	0.5%	6,941	0.5%

Total operating expenses	1,036,803	75.4%	1,073,647	73.5%

Operating income	338,055	24.6%	386,426	26.5%

Non-operating (income) expense:
Interest expense	2	0.0%	37	0.0%
Interest income	(1,662)	(0.1)%	(7,372)	(0.5)%
Other expense, net	1,071	0.1%	879	0.1%

Income before income taxes	338,644	24.6%	392,882	26.9%

Provision for income taxes	83,984	6.1%	100,578	6.9%

Net income	$254,660	18.5%	$292,304	20.0%

Earnings per share:
Basic	$1.20		$1.34
Diluted	$1.19		$1.34

Weighted average outstanding shares:
Basic	212,402		217,594
Diluted	213,484		218,808

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ODFL Reports First Quarter Financial Results

April 23, 2025

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	First Quarter
	2025	2024	% Chg.
Work days	63	64	(1.6)%
Operating ratio	75.4%	73.5%
LTL intercity miles (1)	157,259	169,766	(7.4)%
LTL tons (1)	2,087	2,264	(7.8)%
LTL tonnage per day	33,135	35,380	(6.3)%
LTL shipments (1)	2,808	3,004	(6.5)%
LTL shipments per day	44,566	46,931	(5.0)%
LTL revenue per hundredweight	$32.67	$31.98	2.2%
LTL revenue per hundredweight, excluding fuel surcharges	$27.89	$26.78	4.1%
LTL revenue per shipment	$485.79	$482.24	0.7%
LTL revenue per shipment, excluding fuel surcharges	$414.68	$403.71	2.7%
LTL weight per shipment (lbs.)	1,487	1,508	(1.4)%
Average length of haul (miles)	916	919	(0.3)%
Average active full-time employees	21,817	22,891	(4.7)%

(1) -	In thousands
Note:

Our LTL operating statistics exclude certain transportation and logistics services where pricing is generally not determined by weight. These statistics also exclude adjustments to revenue for undelivered freight required for financial statement purposes in accordance with our revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

	March 31,	December 31,
(In thousands)	2025	2024
Cash and cash equivalents	$97,198	$108,676
Other current assets	637,186	612,007
Total current assets	734,384	720,683
Net property and equipment	4,497,361	4,505,431
Other assets	259,549	265,281
Total assets	$5,491,294	$5,491,395

Current maturities of long-term debt	$20,000	$20,000
Other current liabilities	537,353	520,529
Total current liabilities	557,353	540,529
Long-term debt	39,990	39,987
Other non-current liabilities	658,627	666,291
Total liabilities	1,255,970	1,246,807
Equity	4,235,324	4,244,588
Total liabilities & equity	$5,491,294	$5,491,395

Note: The financial and operating statistics in this press release are unaudited.

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